WOWIO, Inc.

Amended and Restated

Board of Directors Services Agreement

This Amended and Restated Board of Directors Services Agreement (the “Agreement”) dated October 31, 2012, is entered into between WOWIO, Inc., a Texas corporation (“the Company”), and Zachary Pennington, an individual with a principle place of residence set forth on the signature page (“Director”).

WHEREAS, the Director is terminating his employment with the Company but has agreed to remain on the Board of Directors. Company desires to retain the services of Director for the benefit of the Company and its stockholders; and

WHEREAS, Director desires to continue to serve on the Company’s Board of Directors for the period of time and subject to the terms and conditions set forth herein;

NOW, THEREFORE, for consideration and as set forth herein, the parties hereto agree as follows:

1. Board Duties. Director agrees to provide services to the Company as a member of the Board of Directors. Director shall, for so long as he remains a member of the Board of Directors, but in any case not less than four (4) years from the date hereof, meet with the Company upon written request, at dates and times mutually agreeable to Director and the Company, to discuss any matter involving the Company or its subsidiaries, which involves or may involve issues of which Director has knowledge and cooperate in the review, defense or prosecution of such matters. Director acknowledges and agrees that the Company may rely upon Director’s expertise in creating, producing, distributing and monetizing of digital entertainment or other business disciplines where Director has a deep understanding with respect to the Company’s business operations and that such requests may require substantial additional time and efforts in addition to Director’s customary service as a member of the Board of Directors. Director will notify the Company promptly if he is subpoenaed or otherwise served with legal process in any matter involving the Company or its subsidiaries. Director will notify the Company if any attorney who is not representing the Company contacts or attempts to contact Director (other than Director’s own legal counsel) to obtain information that in any way relates to the Company or its subsidiaries, and Director will not discuss any of these matters with any such attorney without first so notifying the Company and providing the Company with an opportunity to have its attorney present during any meeting or conversation with any such attorney.

2. Compensation. All compensation arrangements that existed prior to execution of this Agreement, including but not limited to the employment agreement, are hereby terminated. As compensation for the services provided herein, the Company has issued Eight Hundred Fifty Thousand (850,000) shares of Series A Preferred Stock and Five Million (5,000,000) shares of common stock to Director. Executive shall be entitled to receive any accrued but unpaid salary through the date of this Agreement together with any other vested or un-vested benefits in accordance with the terms of the applicable arrangements.

3. Expenses. The Company will reimburse Director for reasonable business expenses incurred on behalf of the Company prior to the date hereof. The Company shall also reimburse Director for reasonable out-of-pocket expenses incurred in connection with discharging his duties as a Board member. Any additional expenses shall be pre-approved by the CEO or CFO of the Company and will be reimbursed subject to receiving reasonable substantiating documentation relating to such expenses. Any existing property of the Company used by Director shall be returned to the Company.

4. Cooperation. In the event of any claim or litigation against the Company and/or Director based upon any alleged conduct, acts or omissions of Director during the tenure of Director as an officer of the Company, whether known or unknown, threatened or not as of the time of this writing, the Company will cooperate with Director and provide to Director such information and documents as are necessary and reasonably requested by Director or his counsel, subject to restrictions imposed by federal or state securities laws or court order or injunction. The Company shall cooperate in all respects to ensure that Director has access all available insurance coverage and shall do nothing to damage Director’s status as an insured, and shall provide all necessary information for Director to make or tender any claim under applicable coverage.

5. Board of Directors Status of Director. Director’s membership on the Company Board of Directors shall not be disturbed for at least the greater of any period of time: (a) specified in any other agreement or contract defining Director’s role, as a member of the Board of Directors, (h) a period of four (4) years from the date hereof, or (c) so long as Director owns, directly or indirectly, at least ten percent (10%) of the issued or outstanding equity stock in the Company. Membership on the Board shall require adherence to board member conduct policies adopted by the board and enforced equally upon all directors. The Company reserves the right to remove the Director without or without cause. Director may voluntarily resign his position on the Board of Directors at any time and without penalty or liability of any kind, subject to the provisions herein.

5.1. Conversion of Preferred Stock. Upon Director’s resignation or termination, all shares of Series A Preferred Stock shall be converted into shares of the Company’s common stock pursuant to the terms of the Resolution Relating to a Series of Shares filed with the State of Texas setting forth the rights and preferences of the Series A Preferred Stock. The shares of Series A Preferred Stock previously owned by the Director shall be returned to treasury.

6. Confidentiality. Subject to exceptions mutually agreed upon by the parties to this Agreement in advance and in writing, the terms and conditions of this Agreement shall remain confidential and protected from disclosure except as required by law in connection with any registration or filing, in relation to a lawful subpoena, or as may be necessary for purposes of disclosure to accountants, financial advisors or other experts, who shall be made aware of and agree to be bound by the confidentiality provisions hereof. Director shall keep all information about the Company confidential until such information disclosed to the public. Director acknowledges that the nature of the industry of the Company is competitive and the release of any proprietary information of the Company can be detrimental to the Company.

6.1. Director agrees to maintain in confidence all “Confidential Information” (as defined in herein) as may be disclosed by Company to Director, whether disclosed by any means, including, without limitation. Confidential Information transmitted in oral, written, graphic, or electronic form.

6.2. “Confidential Information” shall be defined as any nonpublic information disclosed by Company to Director and shall be deemed to include the following information of the Company, without limitation: (a) e-mail addresses, customer lists, the names of customer contacts, the names of investor contacts, investor lists, professional contacts, business plans, technical data, product ideas, personnel, contracts and financial information: (b) patents, trade secrets, techniques, processes, business methodologies, Schematics, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, and improvements: (c) information about costs, profits, markets and sales: (d) plans for future development and new product or production concepts: (e) all documents, hooks, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be disclosed, as well as written or oral instructions or comments: (f) all titles, content, graphics or text relating to any concept, property or digital property owned or developed by the Company.

2

6.3. Notwithstanding the foregoing, Confidential Information shall not include information that (i) has become public knowledge through legal means without fault by the Director, (ii) is already public knowledge prior to the disclosure of the Confidential Information by the Company to Director (iii) is known to the Director prior to the Company’s disclosure of the same pursuant to this Agreement, or (iv) is independently developed by the Director without reference to or use of the Confidential Information. In addition, the Director shall he entitled to release Confidential Information to permit it to prosecute or defend any claim under this Agreement or pursuant to an order of a court or government agency, provided, however, in the case of release pursuant to this section the Director shall limit the release to the greatest extent reasonably possible under the circumstances and shall have provided the Company with sufficient advance notice to permit the Company to seek a protective order or other order protecting its Confidential Information from disclosure.

7. Restrictive Covenants. The Director acknowledges that his compensation is partly in consideration of and conditioned upon Director agreeing to the covenants contained in this Section and the restrictions set forth herein are a material inducement to the Company’s agreement with the Director hereunder, accordingly, the Director agrees that as long as Director shall remain a member of the Board of the Company, and for a period of Eighteen (18) months thereafter. Director will not directly or indirectly, individually, or through any other person or corporate or other business entity, except on behalf of the Company:

(a) Employ, engage or solicit (or attempt to employ, engage or solicit) any person who at that time is, or at any time during the preceding Eighteen (18) month period was, in the employ of the Company, or any of its subsidiaries, or any Client (as defined below); or

(b) Solicit business from or render any services to or for any Client or in each case whether or not the relationship between the Company and such Clients or was originally established in whole or in pan through Director’s efforts without Company’s written permission; or

(c) Attempt in any manner to persuade any Client to cease or to reduce the amount of business which such Client has customarily done or contemplates doing with the Company; or

(d) Make any statement, public or private, concerning the internal business of the Company or any of the Company’s Clients.

7.1. Exceptions. Any potential conflicts between Director’s service on the Board and Director’s employment elsewhere must immediately he brought to the attention of the Board. The Company and the Director may reach mutual understandings and agreements regarding on-going relationships with specific Clients or projects, such understandings or agreements shall he evidenced in writing and signed by the Company and the Director.

7.2. Clients. A “Client” means any current, former or prospective Client of the Company and any joint venture partners, any co-owners in any subsidiary or affiliate of the Company, or any party with which the Company has joined in a common enterprise for the service of Clients.

8. Non-Conflict. Director represents and warrants that he has the ability and right to enter into this Agreement and that his service on the Board is not in conflict with any non-compete clause or agreement, employment agreement or any other arrangement Director may have with another individual or company. Director shall immediately notify the Company if has reason to believe that his ability to serve on the Board is in any way compromised through his employment elsewhere or his entrance into an agreement or contract with a third party.

3

9. Governing Law. This Agreement shall he governed by the law of the State of California. In the event of any dispute regarding the performance or terms hereof, the prevailing party in any litigation shall be entitled to an award of reasonable attorneys’ fees and costs of suit, together with any other relief awarded hereunder or in accordance with governing law.

SIGNATURE PAGE FOLLOWS

4

In witness whereof, the parties hereto enter into this Agreement as of the date first set forth above.

WOWIO, Inc.	Zachary Pennington

/s/ Brian Altounian
Name: Brian Altounian	Name:
Title: Chief Executive Officer	Title:
Address: 432 S. Curson Ave #12M
Los Angeles, CA 90036